UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 12, 2008

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement

                On February 12, 2007, the Board of Directors of Entercom Communications Corp. (the “Company”), upon the recommendation of the Compensation Committee of the Company’s Board of Directors, approved the following compensation policy for non-employee directors of the Company:

* * * * * * * * *

Annual Retainers:

                Cash Compensation:

                Board Membership:  $35,000 per year.

                Committee Chairman:  (i) Audit Committee Chair - $9,000 per year; and (ii) Compensation Committee Chair - $6,000 per year.

                Payment:  Board and Committee Chair retainers to be paid in equal quarterly installments on May 31, August 31, November 30 and February 28 following election to the board or committee chairmanship; provided that each non-employee director shall have the option, on or before their date of election, to choose to receive restricted stock of the Company in lieu of such cash payments.  Any such choice to receive restricted stock in lieu of cash will be granted on the date of election to the board or chairmanship and the number of shares will be computed based on the closing price of the company’s stock at the end of the last trading day immediately preceding such election.

                Equity Compensation:

                Restricted Stock:  2,000 Shares of restricted stock to be granted at the time of annual grants to employees of the Company in the form previously approved by the Compensation Committee.

                Options:  1,000 options to purchase Class A Common Stock at a strike price equal to the closing price of the Company’s Class A Common Stock on the NYSE on the grant date, to be granted at the time of annual grants to employees of the Company in the form previously approved by the Compensation Committee.

Meeting Fees:

                Board Meetings:  $2,000 per meeting.

                Committee Meetings:  $1,000 per meeting.

* * * * * * * * *

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)          Election of New Director

                On February 12, 2008, the Board of Directors (the “Board”) of Entercom Communications Corp. (the “Company”), upon the recommendation of the Board’s Nominating / Corporate Governance Committee, increased the size of the Company’s Board of Directors from seven to eight persons.  The Board then, upon the recommendation of the Board’s Nominating / Corporate Governance, elected Michael J. Wolf as a Director of the Company to fill the newly created vacancy.  Mr. Wolf will serve until the 2008 annual meeting of shareholders or until his successor is duly elected and qualified.  Mr. Wolf has not yet been appointed to serve on any Board committee.

                Mr. Wolf is presently president of Farallon Point Inc., a strategic advisory provider.  Mr. Wolf previously served as President and Chief Operating Officer of MTV Networks (MTVN), where he oversaw the company’s wide ranging business and technology operations and led the company’s drive into digital businesses.  Prior to joining MTVN, Wolf was a media and entertainment strategist, serving as Managing Partner of McKinsey & Company’s global media and entertainment practice and Senior Partner with Booz Allen Hamilton, Inc.

                Mr. Wolf is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission’s Regulation S-K.  There are no arrangements or understandings between Mr. Wolf and any other persons pursuant to which he was selected as a director.

                Mr. Wolf will be compensated pursuant to the Company’s Non-Employee Director Compensation Policy (amended on February 12, 2008) as described in Item 1 of this Current Report on Form 8K, provided that for his initial grant of equity compensation, Mr. Wolf will receive 4,000 shares of restricted stock (as opposed to 2,000 shares) and 2,000 options to purchase Class A Common stock (as opposed to 1,000 options).  The terms of such equity awards are as otherwise provided in the Non-employee Director Compensation Policy.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

	By:	/s/ John C. Donlevie
John C. Donlevie
Executive Vice President, Secretary and
General Counsel
Dated: February 19, 2008